Exhibit 99.1




IMMEDIATE (September 24, 2001)

                    William M. Schult (859-283-6697)
                    Chief Financial Officer
                    IKS Corporation and International Knife & Saw, Inc.

IKS REACHES AGREEMENT WITH LENDER, NOTEHOLDERS TO RESTRUCTURE DEBT

Wilmington, DE -September 24, 2001-- International Knife & Saw, Inc., the leading manufacturer and marketer of industrial machine knives and saws, together with its parent IKS Corporation (together IKS) today announced a major financial restructuring which will eliminate substantially all existing debt and provide up to $10 million of new financing. The restructuring will be effected through the filing today of a prenegotiated Plan of Reorganization (the Plan) with the U.S. Bankruptcy Court in Delaware.

Frederick F. Schauder, President and CEO of IKS, announced that the Company has signed an agreement with the holders of 70% of IKS, Inc.'s senior subordinated debt to convert that debt into common stock of the reorganized company. Based on the agreement with bondholders, Schauder believes the Company has sufficient votes to confirm the Plan and anticipates an expedited process through the Court.

Mr. Schauder also announced that IKS's new financing will be provided by existing creditors, assuring that the Company will be able to maintain all operations without disruption in product or service supply to its customers.

Finally, Mr. Schauder advised that if this Plan is confirmed as expected, all suppliers of IKS, Inc. will be paid in full. In addition, the company has requested immediate authority to pay in the ordinary course its supplier obligations that arose prior to filing, provided that those suppliers agree to provide credit terms during the term of the bankruptcy proceeding and beyond confirmation, that are ordinary and customary in the industry.

IKS will operate as usual during the bankruptcy proceedings. It has enjoyed excellent relationships with its customers, suppliers and employees, and expects to maintain such relationships during and after completion of the bankruptcy proceeding. The Company is confident it will emerge from the restructuring financially sound and better prepared to sustain and enhance its position as a market leader.

IKS is the leader in the manufacturing, servicing and marketing of industrial and commercial knives and saws. IKS is headquartered at 1299 Cox Avenue, Erlanger, Kentucky.

This news release may contain forward-looking statements which are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which involve risks and uncertainties that may affect IKS' business and prospects and cause actual results to differ materially from those set forth in this release. Such forward-looking statements include, without limitation, beliefs as to the effect of their debt restructuring and financial reorganization, the company's liquidity and overall financial performance. Such risks and uncertainties include the continuing availability of working capital, interest rates, pricing, and competition and general economic conditions. Investors should consult the company's ongoing interim and quarterly filings and annual reports for additional information on the related risks and uncertainties. Investors are cautioned not to rely on these forward-looking statements. Neither IKS Corporation nor International Knife & Saw, Inc. undertakes to update such statements.